EXHIBIT 99.1         Press Release dated September 28, 2012

ACL Semiconductors Completes Acquisition of USmart and eVision

HONG KONG, September 28, 2012 — ACL Semiconductors Inc. (OTC Bulletin Board: ACLO) ("ACL"), a leading China-based distributor of memory electronic products in Southern China and Hong Kong, announced today that it has completed the acquisition of Jussey Investments Limited (“Jussey”), the owner of 80% equity interest in USmart Electronic Products Limited (“USmart”) and 100% equity interest in eVision Telecom Limited (“eVision”). The Jussey acquisition follows the definitive sale and purchase agreement (the “SPA”) executed on September 28, 2012. The purchase price was approximately US$1,846,797.89 (HK$14,405,023.55) pursuant to the SPA.

Founded in 2006, USmart is a Hong Kong based ODM manufacturer that specializes in designing, manufacturing and distributing advanced technologies for the three ‘C’ (computer, customer electronic appliance and communication) market in China. USmart’s products include computer peripherals, premium smartphones, high-end tablets, flash storage, communication devices and consumer electronic appliances.

Founded in 2011, eVision is a Hong Kong based solution company that specializes in CDMA2000 (the 3G wireless standard adopted by China Telecom). eVision provides CDMA 2000 solutions to USmart. Through an exclusive R&D service agreement with an independent third party, eVision holds a CMDA2000 software license granted by VIA Telecom Co. Ltd.

Mr. Chung-Lun Yang, Chief Executive Officer and Chairman of ACL, stated, “We are pleased to complete the acquisition of Jussey, the major shareholder of USmart and eVision. We expect that the acquisition will diversify ACL’s product portfolio with USmart developing and manufacturing 3G smartphones for its customers and with eVision providing support for the CDMA2000 3G standard.”

Mr. Yang concluded, “This acquisition will transform our company into an R&D manufacturer with its own products and brands, and facilitate the entry into the expanding telecommunication industry. With the 3G baseband licenses acquired through USmart and eVision, ACL will be well positioned to expand its operations. The combined company will benefit from both the vertical integration and the PRC-located design and manufacturing capabilities, as well as from its relationships with Samsung and ATMD. ”

About ACL Semiconductors Inc.

ACL Semiconductors Inc. is a China-based distributor of semiconductor components in Hong Kong and Southern China. Starting April 1, 2012, ACL is distributing Samsung’s semiconductor and LCD products through ATMD, a newly established joint venture with Tomen Devices. Semiconductor products are used in everything from mobile phones, digital cameras and laptop computers to MP3 players and Wi-Fi products. For more information about ACL Semiconductors Inc. please visit ACL Semiconductors Inc.’s corporate website at http://www.acl-semicon.com.

Forward-Looking Statements

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbour created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the company's products, general acceptance of the company's products and technologies, competitive factors, timing, and other risks described in the company's SEC reports and filings.

Investor Contacts:

Kun Lin Lee	Stephanie Carrington
Chief Financial Officer	The Ruth Group
ACL Semiconductors Inc.	+1-646-536-7017
+1-408-981-9363	scarrington@theruthgroup.com
+852-3666-9939
klee@atlantic.com.hk